Exhibit 5.17

March 21, 2012

Granbury Hospital Corporation

Jourdanton Hospital Corporation

Big Bend Hospital Corporation

Big Spring Hospital Corporation

Weatherford Hospital Corporation

Weatherford Texas Hospital Company, LLC

c/o CHS/Community Health Systems, Inc.

4000 Meridian Boulevard

Franklin, Tennessee 37067

Certain Guarantees of 8% Senior Notes of

CHS/Community Health Systems, Inc. due 2019;

Exchange Offer Pursuant to Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special Texas counsel to (i) Granbury Hospital Corporation, a Texas corporation, (ii) Jourdanton Hospital Corporation, a Texas corporation, (iii) Big Bend Hospital Corporation, a Texas corporation, (iv) Big Spring Hospital Corporation, a Texas corporation, (v) Weatherford Hospital Corporation, a Texas corporation, and (vi) Weatherford Texas Hospital Company, LLC, a Texas limited liability company (collectively, the “Guarantors”), in connection with the Guarantors’ proposed guarantees (the “Guarantees”), along with the other guarantors under the Indenture (as defined below), of up to $2,000,000,000 in aggregate principal amount of 8% Senior Notes due 2019 (the “Exchange Notes”) of CHS/Community Health Systems, Inc., a Delaware corporation (the “Company”). The Exchange Notes are to be issued by the Company, and the Guarantees are to be made by the Guarantors, in connection with an exchange offer to be made pursuant to a Registration Statement on Form S-4 (such Registration Statement, as supplemented or amended, is hereinafter referred to as the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) on or about March 21, 2012. The Exchange Notes and the Guarantees will be issued pursuant to an Indenture dated as of November 22, 2011 among the Company, the Guarantors, the additional guarantors named therein and U.S. Bank Bantional Association, as trustee (the “Indenture”), which is filed as Exhibit 4.6 to the Registration Statement. The obligations of the Company under the Exchange Notes will be guaranteed by the Guarantors, along with the other guarantors, pursuant to guarantee provisions contained in Article 10 of the Indenture. This opinion letter is being furnished in accordance with the requirements of Item 21 of Form S-4 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

Documents Reviewed

In connection with this opinion letter, we have examined the following documents:

(a)	the Indenture;

(b)	the Registration Statement;

(c)	the prospectus contained in the Registration Statement (the “Prospectus”);

(d)	Bylaws of Granbury Hospital Corporation;

(e)	Certificate of Incorporation of Granbury Hospital Corporation;

(f)	Bylaws of Jourdanton Hospital Corporation;

(g)	Certificate of Incorporation of Jourdanton Hospital Corporation;

(h)	Bylaws of Big Bend Hospital Corporation;

(i)	Certificate of Incorporation of Big Bend Hospital Corporation;

(j)	Bylaws of Big Spring Hospital Corporation;

(k)	Certificate of Incorporation of Big Spring Hospital Corporation;

(l)	Bylaws of Weatherford Hospital Corporation;

(m)	Certificate of Incorporation of Weatherford Hospital Corporation;

(n)	Operating Agreement of Weatherford Texas Hospital Company, LLC;

(o)	Certificate of Formation of Weatherford Texas Hospital Company, LLC;

(p)	the Corporate Status Certificates (as defined in subpart (iii) below);

(q)	the LLC Status Certificates (as defined in subpart (iv) below); and

(r)	the certificates referenced in subpart (v) below.

Items (d) through (r) above are collectively referred to herein as the “Corporate Documents”.

In addition we have examined and relied upon the following:

(i) with respect to each Guarantor that is a corporation, certificates from the Secretary of such Guarantor certifying in each instance as to true and correct copies of the articles of incorporation and bylaws of such Guarantor and resolutions of the board of directors of such Guarantor authorizing the Guarantees by such Guarantor of the obligations of the Company under the Exchange Notes;

(ii) with respect to each Guarantor that is a limited liability company, certificates from the Secretary of such Guarantor certifying in each instance as to true and correct copies of the articles of organization and limited liability company agreement of such Guarantor and resolutions of the sole member of such Guarantor authorizing the Guarantees by such Guarantor of the obligations of the Company under the Exchange Notes;

(iii) with respect to each Guarantor that is a corporation, a certificate dated January 25, 2012 issued by the Office of the Secretary of State of Texas, attesting to the corporate status of such Guarantor in Texas (collectively, the “Corporate Status Certificates”);

(iv) with respect to each Guarantor that is a limited liability company, a certificate dated January 25, 2012, issued by the Office of the Secretary of State of Texas, attesting to the limited liability company status of such Guarantor in Texas (collectively, the “LLC Status Certificates”);

(v) with respect to each Guarantor, a certificate from CT Corporation dated March 6, 2012, indicating verbal status from the Office of the Secretary of State of Texas on March 6, 2012, that each of the Guarantors remains in existence.

(vi) originals, or copies identified to our satisfaction as being true copies, of such other records, documents and instruments as we have deemed necessary for the purposes of this opinion letter.

Assumptions Underlying Our Opinions

With your permission, as to questions of fact material to this Opinion and without independent verification with respect to the accuracy of such factual matters, we have relied upon the Indenture, certificates of public officials, accuracy of the public record, and the officers and directors of the Guarantor. We have made no independent investigation of the any statements, warranties and representations made by Guarantor in the Indenture or any related matters. With the exception of the Corporate Documents, we have not examined the books and records of the Guarantor.

For purposes of this Opinion, we have assumed, with your approval and without independent investigation, the following:

(a) There have been no resolutions, amendments, substitutions, replacements, or restatements of, or otherwise relating to, the Corporate Documents that would materially affect Guarantor’s corporate existence, its ability to transact business as contemplated by the Transaction Documents, or otherwise affect the Indenture as the legal, valid, and binding obligation of the Guarantor, enforceable against Guarantor in accordance with the terms thereof.

(b) No fraud, mistake, undue influence, duress or criminal activity exists with to the Transaction Documents or any of the matters relevant to the opinions rendered herein.

(c) The genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic, original documents of all documents submitted to us as copies, the due authority of the parties executing such documents, and the legal capacity of natural persons.

(d) All factual matters, including, without limitation, any representations and warranties, contained in the Transaction Documents, are true and correct as set forth therein.

(e) The Indenture is in all material respects in the same form “substantially as set forth in the ‘Description of Notes’ section of the Offering Documents,” as contemplated by Section B of the Resolutions.

Our Opinions

Based on and subject to the foregoing and the other qualifications, limitations and other assumptions set forth in this opinion letter, we are of the opinion that:

1. Organizational Status. Based solely upon its Corporate Status Certificate, each Guarantor identified herein as a Texas corporation is a validly existing corporation under the laws of the State of Texas. Based solely upon its LLC Status Certificate, each Guarantor identified herein as a limited liability company is a validly existing limited liability company under the laws of the State of Texas.

1. Power and Authority; Authorization. Each Guarantor has the requisite corporate or limited liability company, as applicable, power and authority to execute and deliver, and to perform its obligations under, the Guarantees and has taken all necessary corporate or limited liability company, as applicable, action to authorize the execution, delivery and performance thereof.

Qualifications and Limitations

This letter expresses our legal opinion as to the foregoing matters based on our professional judgment at this time based solely upon laws, rulings and regulations in effect on the date hereof; it is not, however, to be construed as a guaranty, nor is it a warranty that a court considering such matters would not rule in a manner contrary to the opinions set forth above.

We are qualified to practice law in the State of Texas, and we express no opinions as to the laws of other jurisdictions other than to the federal laws of the United States of America and the laws of the State of Texas, as currently in effect. We assume no obligation to supplement this opinion if any applicable laws change after the date hereof or if I become aware of any facts that might change the opinions expressed herein after the date hereof.

Miscellaneous

The foregoing opinions are being furnished only for the purpose referred to in the first paragraph of this opinion letter and may not be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as Exhibit 5.17 to the Registration Statement on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our firm in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act. Kirkland & Ellis LLP, legal counsel to the Company and each of the Guarantors, may rely upon this opinion with respect to matters set forth herein that are governed by Texas law for purposes of its opinion being delivered and filed as Exhibit 5.1 to the Registration Statement.

Very truly yours,

LIECHTY & McGINNIS, LLP

By:	/s/ Emmett W. Berryman
Emmett W. Berryman, Partner

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